===============================================================================


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Schlumberger, Ltd.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

SCHLUMBERGER

Schlumberger Limited
277 Park Avenue
New York, New York 10172-0266

  ------------

42, rue Saint-Dominique
75007 Paris, France

  ------------
Parkstraat 83,
2514 JG The Hague,
The Netherlands

               NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

                           To Be Held April 14, 1999

                                                                 March 10, 1999

  The Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao, Netherlands Antilles, on Wednesday, April 14, 1999 at 10:30 in the morning (Curacao time), for the following purposes:

1.  To elect 12 directors.

2. To report on the course of business during the year ended December 31, 1998, to approve the Company's Consolidated Balance Sheet as at December 31, 1998, its Consolidated Statement of Income for the year ended December 31, 1998, and the declaration of dividends by the Board of Directors as reflected in the Company's 1998 Annual Report to Stockholders.

3. To approve the appointment of PricewaterhouseCoopers LLP as independent public accountants to audit the accounts of the Company for 1999.

Action will also be taken upon such other matters as may come properly before the Meeting.

  The close of business on February 24, 1999 has been fixed as the record date for the Meeting. All holders of Common Stock of record at that time are entitled to vote at the Meeting.

                                              By order of the Board of
                                              Directors,

                                                  JAMES L. GUNDERSON
                                                       Secretary

                                PROXY STATEMENT

                                                                 March 10, 1999

  This statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (the "Company") of proxies to be voted at the 1999 Annual General Meeting of Stockholders (the "Meeting"). The approximate mailing date of this Proxy Statement is March 10, 1999. Business at the Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the Meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information.

  The Company's 1998 Annual Report to Stockholders (the "Report") has been mailed under separate cover. The Company's Consolidated Balance Sheet as at December 31, 1998, its Consolidated Statement of Income for the year ended December 31, 1998 and the supplemental financial information with respect to dividends included in the Report are incorporated by reference as part of this proxy soliciting material.

  The Company will bear the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $9,500 plus reasonable expenses. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to the beneficial owners.

Voting Procedure

  Each stockholder of record at the close of business on February 24, 1999 is entitled to one vote for each share registered in such stockholder's name. On that date there were 546,364,592 outstanding shares of Common Stock of the Company (excluding 119,338,446 shares held in treasury).

  Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the holding of the Meeting. Abstentions and broker non-votes are counted for determining the presence of a quorum but are not counted as votes cast in the tabulation of votes on any matter brought before the Meeting.

  Shares cannot be voted at the Meeting unless the owner of record is present in person or is represented by proxy. The Company is incorporated in the Netherlands Antilles and, as required by the laws thereof and the Company's Deed of Incorporation, meetings of stockholders must be held in Curacao. The enclosed proxy card is a means by which a stockholder may authorize the voting of shares at the Meeting. It may be revoked at any time by written notice to the Secretary of the Company before it is voted. If it is not revoked, the shares represented will be voted in accordance with the proxy.

                           1. Election of Directors

  It is intended to fix the number of directors at 12 and to elect a Board of 12 directors, each to hold office until the next Annual General Meeting of Stockholders and until a director's successor is elected and qualified or until a director's death, resignation or removal. Each of the nominees is now a director and was previously elected by the stockholders. Unless instructed otherwise, the proxies will be voted for the election of the 12 nominees named below. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

  A majority of the votes cast is required to elect each of the nominees for director.

  The Board of Directors Recommends a Vote FOR All Nominees.

  The Board of Directors' nominees for election to the Board, together with information furnished by them with respect to their business experience, and other information regarding them, are set forth below:

                           Nominee, Age and                            Director
                    Five-Year Business Experience                       Since
                    -----------------------------                      --------
DON E. ACKERMAN, 65; Private Investor since 1991 (1).................    1982
D. EUAN BAIRD, 61; Chairman and Chief Executive Officer since October
 1986 (2)............................................................    1986
JOHN DEUTCH, 60; Institute Professor, Massachusetts Institute of
 Technology, Cambridge, Massachusetts since January 1997; Director of
 U.S. Central Intelligence May 1995 to December 1996; Deputy
 Secretary of Defense April 1994 to May 1995; Under Secretary of
 Defense (Acquisition and Technology) March 1993 to 1994; Institute
 Professor, Provost 1985-1990 and Dean of Science 1982-1985,
 Massachusetts Institute of Technology; Director of Schlumberger
 Limited, May 1987 to 1993 (3).......................................    1997
VICTOR E. GRIJALVA, 60; Vice Chairman since April 1998; Executive
 Vice President, Oilfield Services from 1994 to April 1998; from 1992
 to 1994, Executive Vice President for Wireline, Testing & Anadrill..    1998
DENYS HENDERSON, 66; Chairman, The Rank Group Plc., a diversified leisure services concern, since March 1995; Chairman, Dalgety PLC,
 January 1997 through December 31, 1998; Chairman, Zeneca Group PLC,
 June 1993 to May 1995; Chairman, Imperial Chemical Industries PLC
 ("ICI"), June 1993 through April 1995; Chairman and Chief Executive
 officer, ICI, April 1987 to June 1993, all in the United Kingdom ...    1995

                           Nominee, Age and                            Director
                    Five-Year Business Experience                       Since
                    -----------------------------                      --------
ANDRE LEVY-LANG, 61; Chairman of the Executive Board of Paribas, an
 international banking group, since May 1998; Chairman of the Board of Management of Compagnie Financiere de Paribas, an international banking group, from June 1990 until May 1998; Chairman of the Board of Management of Banque Paribas, a subsidiary of Compagnie
 Financiere de Paribas, from 1991 until May 1998; Chairman of the
 Board of Management of Compagnie Bancaire 1989 to 1993; Chairman of
 the Supervisory Board of Compagnie Bancaire from 1993 until May
 1998, all in Paris. In May 1998, Compagnie Financiere de Paribas,
 Banque Paribas and Compagnie Bancaire merged to become Paribas, the new entity of which he is now Chairman of the Executive Board.
 (4).................................................................    1992
WILLIAM T. McCORMICK, JR., 54; Chairman and Chief Executive Officer,
 CMS Energy Corp., a diversified energy company, Dearborn, Michigan
 (5).................................................................    1990
DIDIER PRIMAT, 54; President, Primwest Holding N.V., an investment
 management company, Curacao, N.A. (6)...............................    1988
NICOLAS SEYDOUX, 59; Chairman and Chief Executive Officer, Gaumont, a
 French film- making enterprise, Paris (6)...........................    1982
LINDA GILLESPIE STUNTZ, 44; Partner, law firm of Stuntz, Davis &
 Staffier P.C., Washington, D.C., since February 1995; Partner, law firm of Van Ness Feldman, P.C., Washington, D.C. March 1993 to
 February 1995 (7)...................................................    1993
SVEN ULLRING, 63; President and Chief Executive Officer, Det Norske
 Veritas which provides safety, quality and reliability services to
 maritime, offshore and other industries, Hovik, Norway..............    1990
YOSHIHIKO WAKUMOTO, 67; Adviser to Toshiba Corporation, a technology company centered on electronics and energy, since July 1996; member of Board of Toshiba Corporation from July 1988 to June 1996; from
 July 1992 to June 1996, Executive Vice President of Toshiba with responsibility for corporate planning, group companies and
 information systems (1992 to 1995), and international affairs
 (1996), all in Tokyo (8)............................................    1997

--------
(1) Mr. Ackerman is also Chairman of the Board and a member of the Audit Committee of Genicom Corporation, which is in the business of computer printers and computer related services.

(2) Mr. Baird is also a director of Paribas, Paris, France. He is a trustee of Haven Capital Management Trust.

(3) Mr. Deutch is also a director of Citigroup, which is in banking and insurance; CMS Energy Corp., a diversified energy company; Cummins Engine Company, Inc., a manufacturer of diesel engines and components; ARIAD Pharmaceuticals, which is engaged in the discovery and development of novel pharmaceuticals based on signal transaction pathways and the genes that regulate them, and of Raytheon Corporation, a maker of electronics. He is also a director of the Sandia National Laboratories in New Mexico.

(4) Mr. Levy-Lang is also a director and member of the Compensation Committee of Elf-Aquitaine, a producer of oil, gas and chemicals. On January 4, 1996, Mr. Levy-Lang was notified by a French judge that he was placed under official investigation ("mise en examen") as part of an ongoing inquiry regarding irregularities uncovered in the 1991 financial statements of Ciments Francais, S.A., which was at that time a subsidiary of Compagnie Financiere de Paribas.

(5) Mr. McCormick is also a director of Bank One, Inc., a regional bank holding company, and Rockwell International Inc., a diversified producer of, among others, electronic, industrial automation and avionics products.

(6) Mr. Primat and Mr. Seydoux are cousins.

(7) Mrs. Stuntz is also a director of American Electric Power Company, Inc., an electric and power holding company, at which company she is a member of the Finance and Directors Committees and is the Chair of the Public Policy Committee.

(8) Mr. Wakumoto is Vice President of The Japan Foundation and Executive Director of its Center for Global Partnerships.

Security Ownership of Certain Beneficial Owners and Management

  Following are the shares of the Company's Common Stock beneficially owned as of January 31, 1999 by all directors and nominees, by each of the named executive officers, and by the directors and officers as a group. Except as footnoted, each named individual has sole voting and investment power over the shares listed by that individual's name. As of January 31, 1999, no nominee for director owned more than 1% of the outstanding shares of the Company's Common Stock, except Mr. Primat who owned 4.5%. All 23 directors and executive officers as a group owned 5.3% of the outstanding shares of the Company at January 31, 1999.


    Name                                                           Shares
    ----                                                         ----------
Don E. Ackerman.................................................      2,000
D. Euan Baird...................................................  1,941,955(1)
John Deutch.....................................................      3,600(2)
Andrew Gould....................................................    174,000(3)
Victor E. Grijalva..............................................    623,024(4)
Denys Henderson.................................................      5,000
Andre Levy-Lang.................................................      4,000
Arthur Lindenauer...............................................    188,091(5)
William T. McCormick, Jr........................................     10,000
Irwin Pfister...................................................    160,635(6)
Didier Primat................................................... 24,556,236(7)
Nicolas Seydoux.................................................    251,524(8)
Linda Gillespie Stuntz..........................................      5,000(9)
Sven Ullring....................................................      3,172
Yoshihiko Wakumoto..............................................      1,000
All directors and executive officers as a group (23 persons).... 28,974,883(10)

--------
(1) Includes 1,390,000 shares which are deemed to be beneficially owned by Mr. Baird because he has the right to acquire such shares within 60 days through the exercise of stock options.

(2) Includes 600 shares owned by Mr. Deutch's wife, as to which he disclaims beneficial ownership.

(3) Includes 160,000 shares which are deemed to be beneficially owned by Mr. Gould because he has the right to acquire such shares within 60 days through the exercise of stock options.

(4) Includes 600 shares owned by Mr. Grijalva's daughter, as to which he disclaims beneficial ownership, and 504,000 shares which are deemed to be beneficially owned by him because he has the right to acquire such shares within 60 days through the exercise of stock options.

(5) Includes 162,000 shares which are deemed to be beneficially owned by Mr. Lindenauer because he has the right to acquire such shares within 60 days through the exercise of stock options.

(6) Includes 160,000 shares which are deemed to be beneficially owned by Mr. Pfister because he has the right to acquire such shares within 60 days through the exercise of stock options.

(7) Includes 560,000 shares as to which Mr. Primat shares investment power, 13,996,136 shares held by Mr. Primat as Executor of the Estate of Francoise Primat as to which he has sole voting and investment power, and 5,000,000 shares held for account of the minor children of Mr. Primat as to which he has joint voting and investment power.

(8) Includes 15,364 shares owned by Mr. Seydoux's wife as to which he shares voting and investment power.

(9) Includes 3,000 shares as to which Mrs. Stuntz shares voting power.

(10) Includes 3,230,126 shares which are deemed to be beneficially owned by executive officers as a group because they have the right to acquire such shares within 60 days through the exercise of stock options.

Board and Committees

  The Company has an Audit, a Compensation, a Finance and a Nominating
Committee.

  The Audit Committee assesses and monitors the corporate control environment and recommends for appointment by the Board of Directors subject to approval by the stockholders a firm of independent certified public accountants whose duty is to examine the consolidated financial statements of the Company. The Committee confers with the independent accountants and periodically reports to and advises the Board concerning the scope of the independent accountants' examinations and similar matters relating to the Company's accounting practices and internal accounting controls. The Committee also advises the Board concerning the fees of the independent accountants. Mr. Ullring is Chairman of the Audit Committee, and Messrs. Ackerman and Levy-Lang and Mrs. Stuntz are the other members.

  The Compensation Committee reviews and approves the compensation of the officers of the Company, advises on compensation and benefits matters and administers the Company's stock option plans. Mr. Ackerman is Chairman of the Compensation Committee. Sir Denys Henderson and Messrs. McCormick and Seydoux are the other members.

  The Finance Committee advises on various matters including dividend and financial policies, the borrowing of money, the purchase and sale of securities and the investment and reinvestment of surplus funds. The Committee periodically reviews the administration of the employee benefit plans of the Company and its subsidiaries. Messrs. Baird, Deutch, Grijalva, Levy-Lang, Primat and Wakumoto are the members of this Committee.

  The Nominating Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meetings of stockholders. Also, the Committee may recommend to the Board persons to be appointed by the Board or to be elected by the stockholders to fill any vacancies on the Board. Mr. McCormick is Chairman of this Committee, and Messrs. Baird, Seydoux and Ullring are the other members. The Nominating Committee will consider nominees recommended by stockholders. Stockholders may submit nominations to Chairman, Nominating Committee, care of the Secretary, Schlumberger Limited, 277 Park Avenue, New York, New York 10172-0266.

  During 1998 the Board of Directors held four meetings. The Audit Committee met three times; the Compensation Committee met four times; the Finance Committee met twice, and the Nominating Committee met once. All present directors attended at least 75% of the aggregate of the meetings of the Board and of the Committees of the Board on which such directors served.

  Directors who are employees of the Company do not receive compensation for serving on the Board or Committees of the Board. Board members who are not employees receive annual fees of $40,000 each and additional annual fees of $10,000 as members of each of the Committees on which they serve, except that the Chairmen of the Audit, Compensation and Nominating Committees each receive an annual fee of $20,000, rather than the $10,000 annual fee for Committee service.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table shows, for the fiscal years ending December 31, 1998, 1997 and 1996, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four most highly compensated executive officers of the Company:

                          SUMMARY COMPENSATION TABLE

                                                          Long-Term
                                                         Compensation
                                                         ------------
                                                            Awards
                                                         ------------
                                Annual Compensation       Securities
        Name and              --------------------------  Underlying      All Other
   Principal Position    Year Salary($)(1)   Bonus($)(1)  Options(#)  Compensation($)(3)
   ------------------    ---- ------------   ----------- ------------ ------------------
D.E. Baird.............. 1998  1,500,000        600,000          0         270,000
 Chairman and            1997  1,500,000      1,500,000    500,000         323,000
 Chief Executive Officer 1996  1,100,000      1,100,000    300,000         231,000
V.E. Grijalva........... 1998    800,000        240,000          0         112,500
 Vice Chairman           1997    600,000        450,000    200,000         129,000
                         1996    600,000        425,000    200,000         108,350
A. Gould................ 1998    499,154(2)     152,284     40,000          63,198
 Executive Vice
  President,
 Oilfield Services
  Products
I. Pfister.............. 1998    500,000        150,000          0          72,000
 Executive Vice          1997    420,411        300,000    125,000          55,112
  President,
 Test & Transactions
A. Lindenauer........... 1998    500,000        100,000          0          69,750
 Executive Vice          1997    500,000        275,000     60,000          96,200
  President,             1996    500,000        260,000     80,000          83,600
 Finance

--------
(1) Salary and bonus amounts include cash compensation earned and received and any amounts deferred under the Schlumberger Restoration Savings Plan ("Restoration Savings Plan").
(2) Mr. Gould is paid in French francs.
(3) The 1998 amounts disclosed in this column include:
(a) Company contributions to Schlumberger's Profit Sharing Plans.
    Contributions are invested, and final amounts distributed depend on investment results.
(b) Company unfunded credits to the Schlumberger Supplementary Benefit
    Plan.
(c) Company unfunded matching credits to the Restoration Savings Plan.

                                                           (a)($) (b)($)  (c)($)
                                                           ------ ------- ------
   Mr. Baird.............................................. 14,400 170,400 85,200
   Mr. Grijalva........................................... 14,400  65,400 32,700
   Mr. Gould.............................................. 63,198     N/A    N/A
   Mr. Pfister............................................ 14,400  38,400 19,200
   Mr. Lindenauer......................................... 14,400  36,900 18,450

  The Company's matching credits under the Restoration Savings Plan are vested one-third at three years of service, two-thirds at four years, fully at five years or at age 60 or upon death or upon change of control. The amounts credited under the Restoration Savings Plan will be paid upon termination or retirement, death, disability, or change in control.

Stock Option Grants Table

  The following table sets forth certain information concerning stock options granted during 1998 by the Company to the Chief Executive Officer and the next four most highly compensated executive officers of the Company. In addition, there are shown hypothetical gains that could be realized for the respective options, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options are granted over the ten-year term of the options. The actual gain, if any, realized upon exercise of the options will depend upon the market price of the Company's Common Stock relative to the exercise price of the option at the time the option is exercised. There is no assurance that the amounts reflected in this table will be realized.

                       Option Grants in Last Fiscal Year


                                                                          Potential Realizable
                                                                            Value at Assumed
                                                                          Annual Rates of Stock
                                                                           Price Appreciation
                                        Individual Grants                    for Option Term
                         ------------------------------------------------ ---------------------
                           Number of     % of Total
                           Securities     Options
                           Underlying    Granted to  Exercise
                            Options     Employees in   Price   Expiration
                         Granted (#)(1) Fiscal Year  ($/SH)(2)    Date      5%($)      10%($)
          Name           -------------- ------------ --------- ---------- ---------- ----------
D. E. Baird.............          0          --          --          --          --         --
V. E. Grijalva..........          0          --          --          --          --         --
A. Gould................     40,000         3.04      78.375   4/15/2008   1,971,585  4,996,383
I. Pfister..............          0          --          --          --          --         --
A. Lindenauer...........          0          --          --          --          --         --

--------
(1) The Company has not granted any stock appreciation rights. These options become exercisable in installments of 20% each year following the date of grant. All outstanding stock options become fully exercisable prior to any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation or prior to liquidation or dissolution of the Company unless such merger, reorganization or consolidation provides for the assumption of such stock options.

(2) The exercise price of the options is equal to the average of the high and the low per share prices of the Common Stock on the options' dates of grant and may be paid in cash or by tendering shares of Common Stock. Applicable tax obligations may be paid in cash or by the withholding of shares of Common Stock.

Stock Option Exercises
and December 31, 1998 Stock Option Value Table

  The following table sets forth certain information concerning stock options exercised during 1998 by the Chief Executive Officer and the next four most highly compensated executive officers of the Company and the number and value of unexercised options at December 31, 1998. The Company has not granted stock appreciation rights. The values of unexercised in-the-money stock options at December 31, 1998 shown below are presented pursuant to Securities and Exchange Commission rules. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Company's Common Stock relative to the exercise price per share of Common Stock of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                      Number of
                                                     Securities     Value of
                                                     Underlying    Unexercised
                                                     Unexercised  in the Money
                                                     Options at    Options at
                                                     FY-End (#)   FY-End ($)(2)
                   Shares Acquired       Value      Exercisable/  Exercisable/
Name               on Exercises (#) Realized ($)(1) Unexercisable Unexercisable
----               ---------------- --------------- ------------- -------------
D. E. Baird.......           0               --       1,310,000/   18,914,090/
                                                        690,000     4,391,810
V. E. Grijalva....      40,000         1,060,000        454,000/    6,235,278/
                                                        316,000     2,214,852
A. Gould..........           0               --         148,000/    2,054,564/
                                                        132,000       605,996
I. Pfister........           0               --         140,000/    1,689,219/
                                                        166,000       871,122
A. Lindenauer.....           0               --         146,000/    2,029,974/
                                                        104,000       757,496

--------
(1) Market value of stock on date of exercise less exercise price.

(2) Closing price of stock on December 31, 1998 ($46.375) less exercise price.

Employment Agreement

  Effective January 1, 1999, Mr. Lindenauer assumed a new part-time position as Chairman of Schlumberger Technology Corporation, the Company's United States subsidiary. His employment agreement with the Company provides for annual compensation of $375,000 and will expire on April 30, 2002 when he will retire. Mr. Lindenauer will participate in the Company's employee benefit plans other than vacation, severance programs and the annual cash incentive awards program.

Pension Plans

  The Company and certain of its subsidiaries maintain pension plans for employees, including executive officers, providing for lifetime pensions upon retirement after a specified number of years of service. Employees may participate in one or more pension plans in the course of their careers with the Company or its subsidiaries, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded on an actuarial basis through cash contributions made by the Company or its subsidiaries. Certain of these plans also permit or require contributions by employees.

  Benefits under the International Staff Pension Plans of the Company and certain of its subsidiaries (the "International Plans") are based on a participant's pensionable salary (generally, base salary plus incentive) for each year in which the participant participates in the International Plans and the participant's length of service with the Company or any subsidiary. From January 1, 1993, the benefit earned is 3.2% of pensionable salary for each year of service. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement. Estimated annual benefits from the International Plans payable upon retirement are $ 33,714 for Mr. Baird; $57,139 for Mr. Grijalva; and $276,439 for Mr. Gould assuming pensionable salary continues at the December 31, 1998 level for Mr. Gould.

  Benefits under the U.S. tax qualified pension plans of the Company and certain of its subsidiaries (the "U.S. plans") are based on a participant's admissible compensation (generally, base salary plus incentive) for each year in which the participant participates in the U.S. plans and the participant's length of service with the Company or any subsidiary. From January 1, 1989, the benefit earned is 1.5% of admissible compensation for service prior to the participant's completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. The Company has adopted a supplementary benefit plan for eligible employees, including executive officers. Amounts under the supplementary plan will be accrued under an unfunded arrangement to pay each individual the additional amount which would have been payable under the U.S. plans if the amount had not been subject to limitations imposed by law on maximum annual benefit payments and on annual compensation recognized to compute plan benefits. Estimated annual benefits from the U.S. plans payable upon retirement are $16,066 for Mr. Gould, and, assuming admissible compensation continues at the December 31, 1998 levels, estimated annual benefits payable from the U.S. plans and the supplementary benefit plan are $700,569 for Mr. Baird; $310,237 for Mr. Grijalva; $188,111 for Mr. Pfister, and $232,079 for Mr. Lindenauer.

Corporate Performance Graph

  The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock (assuming reinvestment of dividends at date of payment into Common Stock of the Company) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on Value Line's Oilfield Services Industry Group over the preceding five-year period. The following graph is presented pursuant to Securities and Exchange Commission rules. The Company believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Company's executive compensation program is based on financial and strategic results, and the other factors set forth and discussed in the Compensation Committee Report on Page 12.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
      AMONG SCHLUMBERGER LIMITED, S&P 500 INDEX AND VALUE LINE'S OILFIELD
                           SERVICES INDUSTRY INDEX**


             [THE FOLLOWING DATA WAS REPRESENTED BY A LINE GRAPH]


             Schlumberger           S&P 500        Industry Peer Index
             ---------------------------------------------------------

                                    DOLLARS
                                    -------

12/93            100                  100                 100

12/94             87                   97                 101

12/95            123                  139                 159

12/96            180                  171                 262

12/97            293                  229                 394

12/98            171                  294                 170


  Assumes $100 invested on December 31, 1993 in Schlumberger Limited stock, in the S&P 500 Index and in Value Line's 1998 Oilfield Services Industry Index. Reflects month-end dividend reinvestment, and annual reweighting of the Industry Peer Index portfolio.

   * Total return assumes reinvestment of dividends.
  ** Fiscal year ending December 31.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Company's Board is comprised entirely of outside Directors who act on behalf of the Board to review and approve compensation programs applicable to executive officers. Specific awards for these officers are approved by the Committee.

  Three programs continue to provide the core compensation vehicles for executive officers:

  --Base Salaries
  --Annual Cash Incentive Awards
  --Stock Option Grants

  For many years Schlumberger has emphasized career opportunities by recruiting from colleges and universities in countries where the Company works (more than 70 countries throughout the world), supporting mobility and maintaining highly competitive compensation programs which are based on an employee's contribution and potential rather than country of origin.

  Thus, the three programs noted above are applicable not only to executive officers but to thousands of managerial, professional and technical employees in the Company. At all levels, employees enjoy competitive base salaries. Cash incentive participation is added to the compensation package as employees advance, with the size of incentive opportunity as a percent of base salary increasing as one progresses in the organization.

  Within the first few years of employment, those with strong performance as well as outstanding future potential may be awarded stock option grants, which are discretionary in nature.

  In this way, an increasing portion of the successful employee's total compensation becomes leveraged against yearly results and Company long-term appreciation due to the expanding role played by cash incentives and stock options in the total compensation package.

  Many of the Company's subsidiaries also have profit sharing plans that provide annual deferred awards which reflect the results of the fiscal year for the subsidiary sponsoring the plan. These awards also tend to increase the portion of total compensation which is leveraged against business results.

  Base salaries are reviewed annually for competitiveness against a data base of comparator company information provided by outside compensation consultants. The companies in the data base reflect those broad industry segments in which the Company competes--- oil-related, high technology and high volume manufacturing. The companies in the data base may change slightly from year to year due to mergers and acquisitions as well as the normal movement of companies into and out of the data base at their own volition. The roster of companies in the data base used for executive officer base salary ranges is also used for professional and managerial employees of the Company throughout the world.

  While executive officer base salary levels are studied annually, they are adjusted less frequently. Except for significant changes in responsibility, an executive officer's base salary may be increased only every three to five years, and then by a significant amount. This has allowed the Company to focus primarily on variable compensation during the period of low inflation we have been experiencing.

  Consistent with this policy, there were two salary changes among the executive officers in 1998. Victor Grijalva's salary was increased on his being promoted to Vice Chairman of the Company and Andrew Gould's salary was increased on his promotion to Executive Vice President with responsibility for the Oilfield Services Products Group.

  The comparator companies used for compensation purposes are different from those in the Corporate Performance Graph (the Value Line Oilfield Services Industry Group). The Value Line companies do not constitute a source of recruits nor do they reflect all the industry segments in which the company operates.

  Annual cash incentive awards for each executive officer are payable early in the calendar (fiscal) year and reflect performance against targets or objectives established early in the preceding calendar year.

  For all executive officers incentive awards are calculated as a percent of the base salary paid for the completed calendar year. The maximum percent varies among executive officer positions to reflect the differing levels of potential impact on Company results. For 1998, the incentive award ranges were:

  --0 to 100% for Mr. Baird
  --0 to 75% for Messrs. Grijalva, Gould and Pfister
  --0 to 60% for Mr. Lindenauer

For Mr. Pfister, 75% is a target which could be exceeded in a year of exceptional performance.

  One half of the incentive potential for each executive officer is a function of performance against specific numerical targets for the Company (Messrs. Baird and Lindenauer) or the business sector for which the executive officer was responsible (Messrs. Grijalva, Gould and Pfister) during the calendar year completed. The Company target is earnings per share; the business sector target is net income for the sector.

  The second half of the incentive potential is a reflection of performance against various objectives of each executive officer. Objectives may be strategic or personal and may relate solely to the completed fiscal year or be interim measures against longer-term objectives. Achievement against objectives is determined subjectively.

  Downturns in the oil and semiconductor equipment industries adversely affected the incentive awards of the four named executives and, therefore, their total cash compensation for 1998 was at or below the median of available comparator market data.

  Stock option grants are periodically considered in a Company-wide review of those deemed eligible to receive an option grant. Such reviews are conducted every 18 months to two years. In addition, grants typically are awarded between general reviews to recognize promotions, substantial changes in responsibility and significant individual or team achievements.

  The Company's stock option program is unique in that grants are awarded on an entirely discretionary basis to individuals demonstrating exceptional performance in their current positions as well as the likelihood of continuing high quality performance in the future.

  Of the named executive officers, only Mr. Gould was awarded a stock option grant in 1998 in conjunction with his promotion to Executive Vice President, Oilfield Services Products Group.

  Messrs. Baird, Grijalva and Lindenauer received the final grants of their respective Schlumberger careers in 1997.

  The stock option grants awarded by the Company are uniform in their terms for executive officers as well as for all other optionees--10-year term, vesting in 20% steps at the first through fifth anniversary of grant date, and option price equal to fair market value on date of grant.

  Schlumberger has not granted below market options, stock appreciation rights, phantom stock, restricted stock, performance units or reload options.
Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual. The Committee does not believe that the cash compensation payable in excess of this amount for fiscal year 1998 will result in any material loss of tax deduction for the Company. Therefore, the Committee has elected not to follow the provisions of Section 162(m) with regard to cash compensation. The Company's stock option plans are believed to be in compliance with the provisions of Section 162(m).

Bases for the Compensation of the Chief Executive Officer

  The same data base of companies used for comparison purposes to review base salaries of other executive officers (and managerial employees throughout the Schlumberger universe) is studied to consider the base salary of the Chief Executive Officer. The data base reflects the industry segments in which the Company operates, oil-related, high technology and high volume manufacturing.

  The Chief Executive Officer's salary remained at $1,500,000 during 1998.

  The potential cash incentive award for the Chief Executive Officer for 1998 was 100% of base salary. As with other executive officers with corporate responsibility, one half of this award potential was a measure of performance against targeted earnings per share for the Company. No payment was made on this half of the incentive award due to the downturns in the oil and semiconductor equipment industries.

  The second half of the award potential reflects the Committee's evaluation of Mr. Baird's performance against strategic objectives established early in 1998 for the calendar year. These included a continuing focus on the Company's core strengths to build for the future by acquiring Camco International, Inc. to more fully address the completions market in the oilfield sector, and by the sale of the retail petroleum systems business. Disclosure of specific measures applied to evaluate achievement of Mr. Baird's objectives could adversely affect the Company's competitive position.

  The total cash incentive awarded Mr. Baird for 1998 performance was $600,000. In combination with base salary, this placed him at the median of available comparator market data.

  In 1998, Mr. Baird received no stock option grant since the grant awarded in 1997 was intended by the Committee to be his last grant before retirement.

  Mr. Baird has no employment agreement with the Company.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S
BOARD OF DIRECTORS

      Don E. Ackerman, Chairman                  William T. McCormick Jr.
      Denys Henderson                            Nicolas Seydoux

                            2. Financial Statements

  The Company's Consolidated Balance Sheet as at December 31, 1998, its Consolidated Statement of Income for the year ended December 31, 1998, as audited by PricewaterhouseCoopers LLP, and the amount of dividends declared by the Board of Directors during 1998 are submitted to the stockholders pursuant to the Deed of Incorporation of the Company

  A majority of the votes cast is required for the approval of the financial results as set forth in such financial statements and of the declaration of dividends by the Board of Directors reflected in the Company's 1998 Annual Report.

  The Board of Directors Recommends a Vote FOR Item 2.

                          3. Appointment of Auditors

  In 1998 Price Waterhouse LLP, who served as auditors for the Company since its organization, merged with Coopers & Lybrand LLP to become PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has been selected by the Board of Directors as independent public accountants to audit the accounts of the Company for the year ending December 31, 1999. The Company's By-Laws provide that the selection of auditors is subject to approval by the stockholders, and a majority of the votes cast is required for such approval. A representative of PricewaterhouseCoopers LLP will attend the Meeting and will have the opportunity to make a statement and respond to questions.

  The Board of Directors Recommends a Vote FOR Item 3.

Stockholder Proposals for 2000 Annual General Meeting

  In order for a stockholder proposal to be considered for inclusion in the Proxy Statement for the 2000 Annual General Meeting of Stockholders, written proposals must be received by the Secretary of the Company, 277 Park Avenue, New York, New York 10172-0266, no later than November 10, 1999. Pursuant to the rules under the Securities Exchange Act of 1934, the Company may use discretionary authority to vote proxies with respect to shareholder proposals to be presented in person at the 2000 Annual General Meeting if the shareholder making the proposal has not given notice to the Company by January 25, 2000.

Other Matters

  Stockholders may obtain a copy of Form 10-K filed with the United States Securities and Exchange Commission without charge by writing to the Secretary of the Company at 277 Park Avenue, New York, New York 10172-0266.

  The Board of Directors knows of no other matter to be presented at the Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

  Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

                                          By order of the Board of Directors,

                                                  James L. Gunderson
                                                      Secretary

New York, N.Y.
March 10, 1999

                                      SCHLUMBERGER






                                      NOTICE OF
                                      ANNUAL GENERAL MEETING
                                      OF STOCKHOLDERS
                                      AND
                                      PROXY STATEMENT
                                      APRIL 14, 1999






                                      ----------------------------------

                                      Please sign your proxy card and
                                      return it in the enclosed
                                      envelope so that you may be
                                      represented at the Meeting.

                                      ----------------------------------

                 Schlumberger Preliminary Financial Statements
                          For Information of SEC only


FIVE-YEAR SUMMARY
                                                           (Stated in millions except per share amounts)

Year Ended December 31,                        1998         1997         1996          1995         1994
                                            -------      -------      -------       -------       ------
SUMMARY OF OPERATIONS
Operating revenue:
  Oilfield Services                         $ 8,895      $ 8,559       $6,875       $ 5,514       $5,001
  Resource Management Services                1,465        1,569        1,765         1,771        1,590
  Test & Transactions                         1,226        1,066          741           684          493
  Eliminations and other/1/                     230          349          321           299          248
                                            -------      -------      -------      --------       ------
Total operating revenue                     $11,816      $11,543       $9,702       $ 8,268       $7,332
                                            =======      =======       ======       =======       ======
    % increase over prior year                   2%          19%          17%           13%           -%
                                            -------      -------       ------       -------       ------
Operating income:
  Oilfield Services                         $ 1,766      $ 1,765       $1,138       $   752       $  594
  Resource Management Services                   50           71          111           121          104
  Test & Transactions                            74          103           35            48           44
  Eliminations                                 (151)        (143)        (124)          (90)         (83)
                                            -------      -------       ------       -------       ------
Total operating income                      $ 1,739      $ 1,796       $1,160       $   831       $  659
                                            =======      =======       ======       =======       ======
    % (decrease) increase
     over prior year                            (3%)          55%          40%           26%         (4%)
                                            -------      -------       ------       -------       ------
Interest expense                                139           89           74            91           69
                                            -------      -------       ------       -------       ------
Third quarter charge                            444            -            -             -            -
                                            -------      -------       ------       -------       ------
Taxes on income/2/                              309          420         (141)          144           99
                                            -------      -------       ------       -------       ------
  Net income                                $ 1,014      $ 1,385       $  919       $   692       $  577
                                            =======      =======       ======       =======       ======
    % (decrease) increase
     over prior year                           (27%)          51%          33%           20%         (6%)
                                            -------      -------       ------       -------       ------
    Basic earnings per share                $  1.87      $  2.57       $ 1.72       $  1.31       $ 1.09
                                            =======      =======       ======       =======       ======
    Diluted earnings per share              $  1.81      $  2.47       $ 1.69       $  1.30       $ 1.08
                                            =======      =======       ======       =======       ======
Cash dividends declared
  per share                                 $  0.75      $  0.75       $ 0.75       $0.7125       $ 0.60
                                            =======      =======       ======       =======       ======

                                                                        (Stated in millions except per share amounts)

Year Ended December 31,                                     1998         1997         1996         1995         1994
                                                         -------      -------      -------       ------       ------

SUMMARY OF FINANCIAL DATA


Income as % of operating revenue/3/                           12%          12%           9%           8%           8%
                                                         -------      -------      -------       ------       ------
Return on average
  stockholders' equity/3/                                     18%          21%          16%          13%          11%
                                                         -------      -------      -------       ------       ------

Fixed asset additions                                    $ 1,887      $ 1,592      $ 1,220       $1,028       $  849
                                                         -------      -------      -------       ------       ------
Depreciation expense                                     $ 1,060      $   959      $   868       $  800       $  762
                                                         -------      -------      -------       ------       ------
Avg. number of shares outstanding:
  Basic                                                      544          539          534          529          532
                                                         -------      -------      -------       ------       ------
  Assuming dilution                                          562          560          546          532          534
                                                         -------      -------      -------       ------       ------
AT DECEMBER 31,
Liquidity                                                $   731      $   527      $   171       $   91       $  341
                                                         -------      -------      -------       ------       ------
Working capital                                          $ 4,887      $ 2,690      $ 1,767       $1,456       $1,222
                                                         -------      -------      -------       ------       ------
Total assets                                             $16,078      $13,186      $11,272       $9,770       $9,109
                                                         -------      -------      -------       ------       ------
Long-term debt                                           $ 3,285      $ 1,179      $   731       $  731       $  486
                                                         -------      -------      -------       ------       ------
Stockholders' equity                                     $ 8,119      $ 7,381      $ 6,221       $5,501       $5,081
                                                         -------      -------      -------       ------       ------
Number of employees                                       64,000       69,000       62,000       56,000       53,000
                                                         -------      -------      -------       ------       ------

/1/  Includes the Retail Petroleum Systems business sold on October 1, 1998.

/2/ In 1998, the normal recurring provision for income taxes, before the tax benefit on the third quarter charge, was $373 million. In 1996, the normal recurring provision for income taxes, before recognition of the US tax loss carryforward benefit and the tax effect of the unusual items, was $206 million.

/3/  In 1998, excluding the third quarter charge

                                                          (Stated in thousands except per share amounts)

Year Ended December 31,                              1998                    1997                  1996
                                              -----------             -----------            ----------

Revenue
  Operating                                   $11,815,553             $11,543,431            $9,701,685
  Interest and other income                       181,756                 111,334                72,818
                                              -----------             -----------            ----------
                                               11,997,309              11,654,765             9,774,503
                                              -----------             -----------            ----------
Expenses
  Cost of goods sold
    and services                                9,034,409               8,372,714             7,282,010
  Research & engineering                          568,225                 519,365               478,875
  Marketing                                       467,592                 433,911               399,808
  General                                         454,049                 428,505               422,327
  Interest                                        150,161                  95,316                79,862
  Unusual items                                         -                       -               333,091
                                              -----------             -----------            ----------
                                               10,674,436               9,849,811             8,995,973
                                              -----------             -----------            ----------
Income before taxes                             1,322,873               1,804,954               778,530

  Taxes on income                                 308,674                 420,405              (140,957)
                                              -----------             -----------            ----------
Net Income                                    $ 1,014,199             $ 1,384,549            $  919,487
                                              ===========             ===========            ==========
Basic earnings per share                           $ 1.87                  $ 2.57                $ 1.72
                                              ===========             ===========            ==========
Diluted earnings per share                         $ 1.81                  $ 2.47                $ 1.69
                                              ===========             ===========            ==========
Average shares outstanding                        544,338                 539,330               534,298

Average shares outstanding
  assuming dilution                               561,855                 559,653               545,609






See Notes to Consolidated Financial Statements
Schlumberger Limited (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.

CONSOLIDATED BALANCE SHEET

                                                                                  (Stated in thousands)

December 31,                                                               1998                   1997
                                                                    -----------            -----------
ASSETS
Current Assets
  Cash and short-term investments                                   $ 3,956,694            $ 1,818,332
     Receivables less allowance for doubtful accounts
       (1998-$89,556; 1997-$76,818)                                   2,968,070              2,997,010
  Inventories                                                         1,333,131              1,300,541
  Deferred taxes on income                                              295,974                220,015
  Other current assets                                                  251,355                241,823
                                                                    -----------            -----------
                                                                      8,805,224              6,577,721
Long-term Investments, held to maturity                                 855,172                742,751
Fixed Assets less accumulated depreciation                            4,694,465              4,121,951
Excess of Investment Over Net Assets
  of Companies Purchased less amortization                            1,302,678              1,379,412
Deferred Taxes on Income                                                202,630                174,084
Other Assets                                                            217,760                189,962
                                                                    -----------            -----------
                                                                    $16,077,929            $13,185,881
                                                                    ===========            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable and accrued liabilities                          $ 2,539,954            $ 2,514,220
  Estimated liability for taxes on income                               480,123                425,318
  Bank loans                                                            708,978                750,303
  Dividend payable                                                      102,891                 93,821
  Long-term debt due within one year                                     86,722                104,357
                                                                    -----------            -----------
                                                                      3,918,668              3,888,019
Long-term Debt                                                        3,285,444              1,179,356
Postretirement Benefits                                                 432,791                414,432
Other Liabilities                                                       321,951                322,905
                                                                    -----------            -----------
                                                                      7,958,854              5,804,712
                                                                    -----------            -----------
Stockholders' Equity
  Common stock                                                        1,539,408              1,428,624
  Income retained for use in the business                             8,882,455              8,265,642
  Treasury stock at cost                                             (2,221,308)            (2,249,765)
  Translation adjustment                                                (81,480)               (63,332)
                                                                    -----------            -----------
                                                                      8,119,075              7,381,169
                                                                    -----------            -----------
                                                                    $16,077,929            $13,185,881
                                                                    ===========            ===========



See Notes to Consolidated Financial Statements
Schlumberger Limited (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                     (Stated in thousands)

Year Ended December 31,                                          1998              1997              1996
                                                           ----------        ----------        ----------

Cash flows from operating activities:
   Net income                                              $1,014,199        $1,384,549        $  919,487
   Adjustments to reconcile net income
     to net cash provided by operating activities:
      Depreciation and amortization                         1,136,290         1,035,003           940,582
      Earnings of companies carried at equity,
        less dividends received (1998-$4,996;
        1997-$4,934; 1996-$2,948)                              (9,576)           (1,270)            4,408
   Provision for losses on accounts receivable                 36,861            27,871            29,797
   Third quarter charge                                       380,000                 -                 -
   Other adjustments                                              (58)           (2,278)           (9,291)
   Change in operating assets and liabilities:
      Increase in receivables                                 (20,507)         (647,470)         (321,980)
      Increase in inventories                                (122,622)         (220,813)         (151,340)
      (Increase) decrease in deferred taxes                   (75,959)           32,140           (31,210)
      (Decrease) increase in accounts payable
        and accrued liabilities                               (72,940)          175,664           188,274
      Increase in estimated liability
        for taxes on income                                    79,677            51,215            45,192
      Other-net                                               (42,218)           25,916           (73,350)
                                                           ----------        ----------        ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                   2,303,147         1,860,527         1,540,569
                                                           ----------        ----------        ----------
Cash flows from investing activities:
   Purchases of fixed assets                               (1,887,369)       (1,591,734)       (1,219,805)
   Sales/retirements of fixed assets & other                   36,693            97,390           113,518
   Sale (purchase) of businesses                               61,662           (28,233)         (161,635)
   Net proceeds on sale of drilling rigs                            -           174,000                 -
   Increase in investments                                 (2,292,163)         (867,894)         (218,914)
   Decrease in other assets                                     4,660            19,453              (537)
                                                           ----------        ----------        ----------
NET CASH USED IN INVESTING ACTIVITIES                      (4,076,517)       (2,197,018)       (1,487,373)
                                                           ----------        ----------        ----------
Cash flows from financing activities:
   Dividends paid                                            (388,379)         (377,636)         (374,489)
   Proceeds from employee stock purchase plan                  70,461            50,055            38,807
   Proceeds from exercise of stock options                     68,780            97,899           143,660
   Purchase of shares for Treasury                                  -                 -           (13,413)
   Proceeds from issuance of long-term debt                 2,909,156           925,579           205,009
   Payments of principal on long-term debt                   (863,966)         (419,962)         (202,026)
   Net (decrease) increase in short-term debt                 (64,756)           50,831           212,523
                                                           ----------        ----------        ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                   1,731,296           326,766            10,071
                                                           ----------        ----------        ----------
Net (decrease) increase in cash                               (42,074)           (9,725)           63,267
Cash, beginning of year                                       147,395           157,120            93,853
                                                           ----------        ----------        ----------
CASH, END OF YEAR                                          $  105,321        $  147,395        $  157,120
                                                           ==========        ==========        ==========

See Notes to Consolidated Financial Statements
Schlumberger Limited (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                    Common Stock
                            ----------------------------------------------------------------
                                        Issued                           In Treasury
                            -------------------------               ----------------------             Translation
                                 Shares      Amount                 Shares         Amount               Adjustment
                            ------------   ----------               ---------      ---------           -----------

Balance,
 January 1, 1996             660,746,700   $1,235,146              129,976,320   $ 2,414,577            $ (31,382)

 Translation adjustment                                                                                     5,756

 Sales to optionees less
   shares exchanged               16,527       47,177               (5,314,696)      (98,631)

 Purchases for Treasury         (404,268)     (13,413)
 Employee stock
   purchase plan               1,483,494       38,807

 Net income

 Dividends declared
   ($0.75 per share)
                            ------------  -----------              -------------------------           -----------
Balance,
 December 31, 1996           661,842,453    1,307,717              124,661,624     2,315,946              (25,626)

 Translation adjustment                                                                                   (37,706)

 Sales to optionees less
  shares exchanged               395,950       37,316               (3,323,223)      (61,743)

 Employee stock
  purchase plan                1,399,623       50,055

 Net income

 IVS acquisition                               16,324                 (238,812)       (4,438)

 Tax benefit on
  stock options                                16,600

Change in subsidiary
    year end                                      612

Dividends declared
  ($0.75 per share)
                            ------------  -----------              -------------------------           -----------
Balance,
 December 31, 1997           663,638,026    1,428,624              121,099,589     2,249,765              (63,332)

 Translation adjustment                                                                                   (18,148)

 Sales to optionees less
   shares exchanged              796,992       40,323               (1,531,607)      (28,457)

 Employee stock
   purchase plan               1,266,840       70,461

 Net income

 Dividends declared
   ($0.75 per share)
                            ------------  -----------              -------------------------           -----------
Balance,
 December 31, 1998           665,701,858  $ 1,539,408              119,567,982    $2,221,308             $(81,480)
                            ============  ===========              =========================           ===========


                                (Dollar amounts in thousands)
                                 Income
                              Retained for
                                Use in the       Comprehensive
                                  Business              Income
                                ------------       ------------

Balance,
 January 1, 1996                $ 6,711,298          $      -

 Translation adjustment                                 5,756

 Sales to optionees less
   shares exchanged                      43

 Purchases for Treasury
 Employee stock
   purchase plan                       (211)

 Net income                         919,487           919,487

 Dividends declared
   ($0.75 per share)               (375,509)
                                ------------       -----------
Balance,
 December 31, 1996                7,255,108        $  925,243
                                                   ===========
 Translation adjustment                               (37,706)

 Sales to optionees less
  shares exchanged

 Employee stock
  purchase plan

 Net income                       1,384,549         1,384,549

 IVS acquisition

 Tax benefit on
  stock options

Change in subsidiary
    year end                          4,560

Dividends declared
  ($0.75 per share)                (378,575)
                                ------------       -----------
Balance,
 December 31, 1997                8,265,642       $ 1,346,843
                                                   ===========
 Translation adjustment                               (18,148)

 Sales to optionees less
   shares exchanged

 Employee stock
   purchase plan

 Net income                       1,014,199         1,014,199

 Dividends declared
   ($0.75 per share)               (397,386)
                                ------------       -----------
Balance,
 December 31, 1998               $8,882,455         $ 996,051
                                ============       ===========


See Notes to Consolidated Financial Statements
Schlumberger Limited (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summary of Accounting Policies
------------------------------

The Consolidated Financial Statements of Schlumberger Limited and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States.

On August 31, 1998, Schlumberger completed the merger of Schlumberger Technology Corporation, a wholly owned subsidiary of Schlumberger, and Camco International Inc. The business combination was accounted for using the pooling-of-interests method of accounting. Accordingly, the financial statements have been prepared as if Schlumberger and Camco were combined at the beginning of the earliest period presented.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of majority-owned subsidiaries. Significant 20%-50% owned companies are carried on the equity method and classified in Other Assets. The Company's pro rata share of after-tax earnings is included in Interest and other income. Equity in undistributed earnings of all 50%-owned companies at December 31, 1998 was not material.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While actual results could differ from these estimates, management believes that the estimates are reasonable.

Revenue Recognition

Generally, revenue is recognized after services are rendered and products are shipped.

Translation of Non-US Currencies

All assets and liabilities recorded in functional currencies other than US dollars are translated at current exchange rates. The resulting adjustments are charged or credited directly to the Stockholders' Equity section of the Consolidated Balance Sheet. Revenue and expenses are translated at the weighted-average exchange rates for the period. All realized and unrealized transaction gains and losses are included in income in the period in which they occur. The Company policy is to hedge against unrealized gains and losses on a monthly basis. Included in the 1998 results were transaction losses of $5 million, compared with a loss of $5 million in 1997 and a gain of $5 million in 1996.

Currency exchange contracts are entered into as a hedge against the effect of future settlement of assets and liabilities denominated in other than the functional currency of the individual businesses. Gains or losses on the contracts are recognized when the currency exchange rates fluctuate, and the resulting charge or credit offsets the unrealized currency gains or losses on those assets and liabilities. At December 31, 1998, contracts and options were outstanding for the US dollar equivalent of $276 million in various foreign currencies. These contracts mature on various dates in 1999 and 2000.

Investments

Both short-term and long-term investments held to maturity are stated at cost plus accrued interest, which approximates market, and comprise primarily Eurodollar time deposits, certificates of deposit and commercial paper, Canada treasury bills, Euronotes and Eurobonds, substantially all denominated in US dollars. Substantially all the investments designated as held to maturity that were purchased and sold during the year had original maturities of less than three months. Short-term investments that are designated as trading are stated at market. The unrealized gain on such securities at December 31, 1998 was not significant.

For purposes of the Consolidated Statement of Cash Flows, the Company does not consider short-term investments to be cash equivalents as they generally have original maturities in excess of three months. Short-term investments at December 31, 1998 and 1997, were $3.9 billion and $1.7 billion, respectively.

Inventories

Inventories are stated principally at average or standard cost, which approximates average cost, or at market, if lower. Inventory consists primarily of materials and supplies.

Excess of Investment Over Net Assets of Companies Purchased

Cost in excess of net assets of purchased companies (goodwill) is amortized on a straightline basis over periods ranging from 5 to 40 years. Accumulated amortization was $434 million and $389 million at December 31, 1998 and 1997, respectively. Of the goodwill at December 31, 1998, 53% is being amortized over 40 years, 21% is being amortized over 25 years and 26% is being amortized over periods of up to 25 years.

Fixed Assets and Depreciation

Fixed assets are stated at cost less accumulated depreciation, which is provided for by charges to income over the estimated useful lives of the assets by the straight-line method. Fixed assets include the manufacturing cost (average cost) of oilfield technical equipment manufactured by subsidiaries of the Company. Expenditures for renewals, replacements and improvements are capitalized. Maintenance and repairs are charged to operating expenses as incurred. Upon sale or other disposition. If the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

Capitalized Interest

The Company capitalizes interest expense during the new construction or upgrade of qualifying assets. Interest expense capitalized in 1998 was $15 million. No interest expense was capitalized in 1997 and 1996.

Impairment of Long-lived Assets

The Company reviews the appropriateness of the carrying value of its long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition.- If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Taxes on Income

The Company and its subsidiaries compute taxes on income in accordance with the tax rules and regulations of the many taxing authorities where the income is earned. The income tax rates imposed by these taxing authorities vary substantially. Taxable income may differ from pretax income for financial accounting purposes. To the extent that differences are due to revenue or expense items reported in one period for tax purposes and in another period for financial accounting purposes, an appropriate provision for deferred income taxes is made.

Approximately $4.5 billion of consolidated income retained for use in the business at December 31, 1998 represented undistributed earnings of consolidated subsidiaries and the Company's pro rata share of 20%-50% owned companies. No provision is made for deferred income taxes on those earnings considered to be indefinitely reinvested or earnings that would not be taxed when remitted.

Tax credits and other allowances are credited to current income tax expense on the flow through method of accounting.

Earnings Per Share

Basic earnings per share is computed by dividing net income by the average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the average number of common shares outstanding assuming dilution, the calculation of which assumes that all stock options and warrants are exercised at the beginning of the period and the proceeds used, by the Company, to purchase shares at the average market price for the period. The following is a reconciliation from basic earnings per share to diluted earnings per share for each of the last three years:


                                (Stated in thousands except per share amounts)

                                                        Average
                                        Net             Shares        Earnings
                                      Income         Outstanding     per share
                                ---------------     ------------   ------------

1998
Basic                                $1,014,199          544,338       $   1.87
Effect of dilution:
    Options                                                9,723
    Warrants                                               7,794
                                     ----------       ----------       --------
    Diluted                          $1,014,199          561,855       $   1.81
                                     ==========       ==========       ========
1997
Basic                                $1,384,549          539,330       $   2.57
Effect of dilution:
    Options                                               12,185
    Warrants                                               8,138
                                     ----------       ----------       --------
    Diluted                          $1,384,549          559,653       $   2.47
                                     ==========       ==========       ========
1996
Basic                                $  919,487          534,298       $   1.72
Effect of dilution:
    Options                                                6,966
    Warrants                                               4,315
                                     ----------       ----------       --------
    Diluted                          $  919,487          545,609       $   1.69
                                     ==========       ==========       ========


Research & Engineering
All research and engineering expenditures are expensed as incurred, including costs relating to patents or rights that may result from such expenditures.

Third Quarter Charge

In September 1998, the Company recorded an after-tax charge of $380 million $0.68 per share-diluted), consisting of the following:

 .   A charge of $268 million related to Oilfield Services, including severance costs of $64 million (5600 employees); facilities closure/relocation costs of $40 million; operating asset write-offs of $114 million; and $39 million of customer receivable reserves where collection was considered doubtful due to the customers' financial condition and/or country risk. This charge resulted from the slowdown in business.

 .   A charge of $63 million for merger-related costs in connection with the acquisition of Camco International Inc.

 .   A charge of $43 million related to Resource Management Services and Test &
    Transactions, consisting primarily of employee severance, facilities' rationalizations, and environmental costs resulting from a reassessment of ongoing future monitoring and maintenance requirements at locations no longer in operation.

The pretax charge of $444 million is classified in Cost of goods sold and services.

At December 31, 1998, $35 million of the Oilfield Services severance costs had been incurred and the majority of the terminations had been completed. Complex social/legal issues in certain European countries have caused delays in completing the headcount reduction. The reduction should be completed by June 30, 1999, and the remaining costs incurred.

In 1996, the Company announced a charge of $300 million after tax in the third quarter related primarily to the electricity, gas and seismic land and transition zone businesses. The after-tax charge of $300 million included pretax charges of $112 million for severance costs, other facility closure costs of $39 million, goodwill write-offs of $122 million and other asset impairments/charges of $60 million.

The severance costs related to less than 5% of the worldwide work force, primarily in Europe, and pertained to both manufacturing and operating personnel in about 30 locations. Most of the other facility closure costs related to the write-down of buildings, equipment and other assets to net realizable value.

In addition, the Company recorded a charge of $58 million after tax, including a loss on the divestiture of the remaining defense-related activity, certain asset impairments and other charges. The amount is classified in Cost of goods sold and services ($47 million) and Taxes on income ($11 million).

At December 31, 1998, virtually all of the severance costs had been incurred.

Acquisitions
------------

On August 31, 1998, Schlumberger announced that the merger of Schlumberger Technology Corporation, a wholly owned subsidiary of Schlumberger, and Camco International Inc. had been completed. Under the terms of the merger agreement, approximately 38.2 million shares of Camco common stock were exchanged for 45.1 million shares of Schlumberger common stock at the exchange rate of 1.18 shares of Schlumberger stock for each share of Camco. Based on the Schlumberger average price of $47 7/8 on August 28, the transaction was valued at $2.2 billion. The business combination was accounted for using the pooling-of-interests method of accounting.

During 1997, subsidiaries of the Company acquired Interactive Video Systems, Inc. (IVS), a metrology solutions provider for the front-end semiconductor fabrication equipment market, and S.A. Holditch and Associates, Inc., a petroleum and geoscience consulting services company. These acquisitions were accounted for as purchases. Costs in excess of net assets acquired were $38 million, which are being amortized on a straight-line basis over periods of 5 and 15 years, respectively.

During 1996, subsidiaries of the Company acquired Solaic, SA, a magnetic and smart card manufacturer; an 80% interest in Printer, a magnetic stripe card manufacturer; Oilphase Sampling Services Ltd., a reservoir fluid sampling company; The Production Analyst* and Offield Manager* software products from OGCI Software, Inc.; Germann, a turnkey gasoline station provider; Gueant, a gas dispenser service company; and a 33% equity interest in DAP Technologies Limited, a developer and manufacturer of rugged handheld computer products. The purchase prices were $75 million, $9 million, $7 million, $8 million, $8 million, $7 million and $4 million, respectively. These acquisitions were accounted for as purchases. Costs in excess of net assets acquired were $91 million, which are being amortized on a straight-line basis over periods between 7 and 25 years.

Investments
-----------

The Consolidated Balance Sheet reflects the Company's investment portfolio separated between current and long term, based on maturity. Except for $125 million of investments which are considered trading at December 31, 1998 ($117 million in 1997), it is the Company's intent to hold the investments until maturity.

Long-term investments mature as follows: $255 million in 2000, $143 million in 2001 and $457 million thereafter.

At December 31, 1998, there were no interest rate swap arrangements outstanding related to investments. Interest rate swap arrangements had no material effect on consolidated interest income.

Fixed Assets
------------

A summary of fixed assets follows:

                                                 (Stated in millions)

December 31,                                1998                 1997
                                         -------               ------
Land                                        $ 78                 $ 80
Buildings &
  Improvements                             1,108                1,086
Machinery &
  Equipment                               10,472                9,759
                                         -------               ------
Total cost                                11,658               10,925
Less accumulated
  depreciation                             6,964                6,803
                                         -------               ------
                                          $4,694               $4,122
                                         =======               ======


Estimated useful lives of Buildings & Improvements range from 5 to 50 years and of Machinery & Equipment from 2 to 25 years. Nearly all of the Buildings & Improvements are depreciated between 30 and 40 years. For Machinery & Equipment, 27% is being depreciated over periods between 16 to 25 years, 11% over periods between 11 to 15 years and 62% over periods between 2 to 10 years.

Long-term Debt
--------------

A summary of long-term debt by currency follows:

                                                 (Stated in millions)

December 31,                               1998                  1997
                                         ------                 -----
US dollar                                $2,284                  $433
UK pound                                    270                   122
French franc                                201                   186
German mark                                 160                   118
Japanese yen                                125                   111
Italian lira                                 91                    93
Canadian dollar                              80                    68
Other                                        74                    48
                                      ---------               -------
                                        $ 3,285               $ 1,179
                                      =========               =======

Long-term debt is at variable interest rates; the weighted-average interest rate of the debt outstanding at December 31, 1998 was 5.6%. Such rates are reset every six months or sooner. Long-term debt at December 31, 1998 approximates fair value.

Long-term debt at December 31, 1998, is due as follows: $486 million in 2000, $122 million in 2001, $254 million in 2002, $2,243 million in 2003 and $180 million thereafter.

At December 31, 1998, there were interest rate swap arrangements outstanding related to debt having a total principal amount of $37 million. Interest rate swap arrangements had no material impact on consolidated interest expense in 1998 and 1997. The exposure, in the event of nonperformance by the other parties to the arrangements, would not be significant.

Lines of Credit
---------------

At December 31, 1998, the Company's principal US subsidiary has an available unused Revolving Credit Agreement with a syndicate of banks. The Agreement provides that the subsidiary may borrow up to $1 billion until August 2003 at money market-based rates. Additionally, the Company's principal US subsidiary has available an unused five-year syndicated capital lease facility whereby it can finance up to $550 million for the construction and subsequent capital lease of two drilling rigs at money market-based rates. At December 31, 1998, the Company and its subsidiaries also had available unused lines of credit of approximately $630 million.

Capital Stock
-------------

The Company is authorized to issue 1,000,000,000 shares of Common Stock, par value $0.01 per share, of which 546,133,876 and 542,538,437 shares were outstanding on December 31, 1998 and 1997, respectively. The Company is also authorized to issue 200,000,000 shares of cumulative Preferred Stock, par value $0.01 per share, which may be issued in series with terms and conditions determined by the Board of Directors. No shares of Preferred Stock have been issued. Holders of Common Stock and Preferred Stock are entitled to one vote for each share of stock held.

In January 1993, Schlumberger acquired the remaining 50% interest in the Dowell Schlumberger group of companies. The purchase price included a warrant, expiring in 7.5 years and valued at $100 million, to purchase 15,153,018 shares of Schlumberger Limited Common Stock at an exercise price of $29.672 per share. The warrant is fully vested and nontransferable.

Stock Compensation Plans
------------------------

As of December 31, 1998, the Company has two types of stock-based compensation plans, which are described below. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans and its stock purchase plan. Had compensation cost for the Company's stock-based plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS 123, the Company's net income and earnings per share would have been the pro forma amounts indicated below:

                                   (Stated in millions except per share amounts)

                                          1998             1997             1996
                                          ----             ----             ----
Net income
       As reported                     $ 1,014          $ 1,385           $  919
       Pro forma                       $   882          $ 1,315           $  872
Basic earnings
 per share
       As reported                     $  1.87          $  2.57           $ 1.72
       Pro forma                       $  1.62          $  2.44           $ 1.63
Diluted earnings
 per share
       As reported                     $  1.81          $  2.47           $ 1.69
       Pro forma                       $  1.57          $  2.35           $ 1.60


As required by SFAS 123, the above pro forma data reflect the effect of stock option grants and the employee stock purchase plan during 1998, 1997 and 1996.

Stock Options Plans

During 1998, 1997, 1996 and in prior years, officers and key employees were granted stock options under the Company's stock option plans. For substantially all of the stock options granted, the exercise price of each option equals the market price of the Company's stock on the date of grant; an option's maximum term is ten years, and options generally vest in 20% increments over five years.

As required by SFAS 123, the fair value of each grant is estimated on the date of grant using the multiple option Black-Scholes option-pricing model with the following weighted-average assumptions used for 1998, 1997 and 1996: Dividend of $0.75; expected volatility of 21%-25% for 1998 grants, 21% for 1997 grants and 20% for 1996 grants; risk-free interest rates for the 1998 grants of 5.59%-5.68% for officers and 4.35%-5.62% for the 1998 grants to all other employees; risk-free interest rates for the 1997 grant to officers of 6.19% and 5.80%-6.77% for the 1997 grants to all other employees; risk-free interest rates for the 1996 grants of 5.38%-6.36% for officers and 5.09%-6.01 % for the 1996 grants to all other employees; and expected option lives of 6.98 years for officers and 5.02 years for other employees for 1998 grants, 7.27 years for officers and 5.09 years for other employees for 1997 grants and 8.4 years for officers and 5.39 years for other employees for 1996 grants.

A summary of the status of the Company's stock option plans as of December 31, 1998, 1997 and 1996, and changes during the years ending on those dates is presented below:

                                     1998                               1997                         1996
                           -------------------------          -------------------------      --------------------------
                                           WEIGHTED                            WEIGHTED                        WEIGHTED
                                           AVERAGE                             AVERAGE                          AVERAGE
                                           EXERCISE                            EXERCISE                        EXERCISE
FIXED OPTIONS                  SHARES       PRICE               SHARES          PRICE           SHARES           PRICE
----------------------------------------------------------------------------------------------------------------------
Outstanding at
 beginning of year           28,701,327     $43.75            26,300,825        $31.40        23,607,281       $28.03

Granted                       1,845,143     $68.76             6,822,049        $80.33         8,914,443       $38.40

Exercised                    (2,299,709)    $26.54            (3,856,684)       $27.22        (5,725,467)      $26.46

Forfeited                      (666,616)    $52.32              (564,863)       $35.77          (495,432)      $31.80
                              ---------                        ---------                       ---------
Outstanding at
 end of year                 27,580,145     $46.71            28,701,327        $43.75        26,300,825       $31.40
                             ==========                       ==========                      ==========

Options exercisable
 at year-end                 14,480,837                       11,605,965                      10,292,993
Weighted-average
 fair value of options granted
 during the year                 $24.44                           $25.30                          $11.14

======================================================================================================================

The following table summarizes information concerning currently outstanding and exercisable options by three ranges of exercise prices at December 31, 1998:

                                      OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                                      -------------------                         -------------------
                         Number        Weighted-average                          Number
Range of               outstanding        remaining        Weighted-average     exercisable    Weighted-average
exercise prices      as of 12/31/98     contractual life     exercise price    as of 12/31/98    exercise price
---------------      --------------     ----------------     --------------    --------------    --------------
$ 4.21 -  $32.250      11,067,118           4.56               $28.916           9,308,792         $28.201
$32.407 - $51.536       9,100,558           7.10               $39.262           3,989,682         $37.157
$52.688 - $90.500       7,412,469           8.83               $82.423           1,182,363         $84.964
                        ---------                                                ---------
                       27,580,145           6.55               $ 46.67          14,480,837         $36.153
                       ----------                                               ----------

Employee Stock Purchase Plan

Under the Schlumberger Discounted Stock Purchase Plan, the Company is authorized to issue up to 22,012,245 shares of Common Stock to its employees. Under the terms of the Plan, employees can choose each year to have up to 10% of their annual earnings withheld to purchase the Company's Common Stock. The purchase price of the stock is 85% of the lower of its beginning or end of the plan year market price. Under the Plan, the Company sold 1,266,840, 1,399,623 and 1,483,494 shares to employees in 1998, 1997 and 1996, respectively. Compensation cost has been computed for the fair value of the employees' purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 1998, 1997 and 1996: Dividend of $0.75; expected life of one year; expected volatility of 34% for 1998, 28% for 1997 and 20% for 1996; and risk-free interest rates of 4.44% for 1998, 5.64% for 1997 and 5.71% for 1996. The weighted-average fair value of those purchase rights granted in 1998, 1997 and 1996, was $19.817, $17.845 and $9.73, respectively.

Income Tax Expense
------------------

The Company and its subsidiaries operate in over 100 taxing jurisdictions where statutory tax rates generally vary from 0% - 50%.

Pretax book income subject to US and foreign income taxes for each of the three years ending December 31, was as follows:

                                         (Stated in millions)

                          1998             1997            1996
                          ----             ----            ----

United States        $      29         $    485           $ 201
Foreign                  1,294            1,320             578

                     ----------        ----------       --------
Pretax income          $ 1,323          $ 1,805           $ 779
                     ==========        ==========       ========

The Company had net deductible temporary differences of $1.2 billion at December 31, 1998 and $977 million at December 31, 1997. Significant temporary differences pertain to postretirement medical benefits, fixed assets, employee benefits and inventory.

The components of consolidated income tax expense were as follows:

                                              (Stated in millions)
                                     1998       1997         1996
                                     ----       ----         ----
Current:
   United States-Federal          $   126      $  93        $  49
   United States-State                 15         19           10
   Foreign                            272        275          221
                                  -------      -----        -----
                                  $   413      $ 387        $ 280
                                  -------      -----        -----
Deferred:
   United States-Federal          $   (69)     $  18        $(347)
   United States-State                 (7)        (2)         (34)
   Foreign                            (28)        17          (40)
                                  -------      -----        -----
                                  $  (104)     $  33        $(421)
                                  -------      -----        -----

Consolidated taxes on income      $   309      $ 420        $(141)
                                  =======      =====        =====
Effective tax rate                     23%        23%           -%
                                  =======      =====        =====



For the three years, the variations from the US statutory federal tax rate (35%) and the Company's effective tax rates were due to several factors, including the effect of the US operating loss carryforward in prior years and a substantial proportion of operations in countries where taxation on income is lower than in the US.

In the third quarter of 1996, with increasing profitability and a strong outlook in the US, the Company recognized 50% of the US income tax benefit related to its US subsidiary's tax loss carryforward and all temporary differences. This resulted in a credit of $360 million.

In the second quarter of 1997, the Company released the remaining valuation allowance related to its US subsidiary's tax loss carryforward and all temporary differences. The resulting reduction in income tax expense was not significant.

Leases and Lease Commitments
----------------------------

Total rental expense was $360 million in 1998, $295 million in 1997 and $242 million in 1996. Future minimum rental commitments under noncancelable leases for years ending December 31 are: $157 million in 1999; $117 million in 2000; $99 million in 2001; $83 million in 2002; and $72 million in 2003. For the ensuing three five-year periods, these commitments decrease from $105 million to $5 million. The minimum rentals over the remaining terms of the leases aggregate to $55 million.

Included in the rental expenses and future minimum rental commitments above are the Schlumberger semisubmersibles Drillstar and Sedco Explorer. In September 1997, these rigs were sold to a newly formed venture in which the Company has a 25% interest. The rigs are being operated by Schlumberger under bareboat charters.

Contingencies
-------------

The Company and its subsidiaries comply with government laws and regulations and responsible management practices for the protection of the environment. The Consolidated Balance Sheet includes accruals for the estimated future costs associated with certain environmental remediation activities related to the past use or disposal of hazardous materials. Substantially all such costs relate to divested operations and to facilities or locations that are no longer in operation. Due to a number of uncertainties, including uncertainty of timing, the scope of remediation, future technology, regulatory changes and other factors, it is possible that the ultimate remediation costs may exceed the amounts estimated. However, in the opinion of management, such additional costs are not expected to be material relative to consolidated liquidity, financial position or future results of operations.

In addition, the Company and its subsidiaries are party to various other legal proceedings. Although the ultimate disposition of these proceedings is not currently determinable, in the opinion of the Company any liability that might ensue would not be material in relation to consolidated liquidity, financial position or future results of operations.

Segment Information
-------------------

The Company operates four businesses: Oilfield Services (OFS), Resource Management Services (RMS), Test & Transactions (T&T) and Cable & Wireless
Omnes. OFS, RMS and T&T are reportable business segments; Cable & Wireless Omnes is not a reportable segment.

The Company's OFS business falls into four clearly defined economic and geographical areas and is evaluated on the following basis: First, North America (NAM) is a major selfcontained market. Second, Latin America (LAM) is composed of regional markets which share a common dependence on the United States. Third, Europe is another major selfcontained market where we include the CIS, whose economy is increasingly linked to that of Europe, and West Africa. Fourth, Other Eastern includes the remainder of the Eastern Hemisphere, which consists of many countries at different stages of economic development that share a common dependence on the oil and gas industry. Camco is managed as a separate segment within OFS.

The OFS group provides exploration and production services required during the life of an oil and gas reservoir. The Company believes that all the products/services are interrelated and expect similar performance from each. The RMS group is a global provider of measurement solutions, products and systems for electricity, gas and water utilities worldwide. The T&T group supplies technology products, services and system solutions to the semiconductor, banking, telecommunications, transportation and health care industries. The group consists of two businesses, Automated Test Equipment and Smart Cards & Terminals. Services and products are described in more detail on pages 1 and 2 of this 10-K report.

Financial information for the years ended December 31, 1998, 1997 and 1996, by segment, is as follows:

                                                                                             (Stated in millions)
                                   --------------------------------------------------------------------------------
                                                            Europe/      Other                   Elims/      Total
            1998                    NAM         LAM        CIS/W Afr.   Eastern       Camco      Other        OFS
                                   --------------------------------------------------------------------------------
Revenue                             $ 2,027     $ 1,190      $2,511      $ 2,218     $  948      $    1     $ 8,895
                                   --------------------------------------------------------------------------------
Operating Income                    $   160     $   131      $  460      $   549     $  123      $  (57)    $ 1,366

Income Tax Expense(/1/)                  84          45          74          124         66           7         400
                                   --------------------------------------------------------------------------------
Pretax Operating Income             $   244     $   176      $  534      $   673     $  189      $  (50)    $ 1,766
                                   --------------------------------------------------------------------------------
Interest Income

Interest Expense                                $   (10)
                                               =========
Third Quarter Charge

Pretax Income
                                   --------------------------------------------------------------------------------
Segment Assets                      $ 1,321     $ 1,037      $2,154      $ 1,758     $1,089      $  972     $ 8,331

Corporate Assets

Total Assets
                                   --------------------------------------------------------------------------------
Depreciation/Amortization           $   204     $   131      $  271      $   243     $   74      $   66     $   989
                                   ================================================================================
Capital Expenditures                $   288     $   272      $  540      $   325     $  131      $  189     $ 1,745
                                   --------------------------------------------------------------------------------

                                                             (Stated in millions)
                                  -------------------------------------------------
                                                             Elims/
            1998                      RMS          T&T        Other   Consolidated
                                  -------------------------------------------------
Revenue                             $ 1,465     $ 1,226      $  230      $11,816
                                  -------------------------------------------------
Operating Income                    $    32     $    55      $  (86)     $ 1,367

Income Tax Expense(/1/)                  18          19         (65)         372
                                  -------------------------------------------------
Pretax Operating Income             $    50     $    74      $ (151)     $ 1,739

Interest Income                                                              167

Interest Expense                                $    (1)                    (139)
                                               =========
Third Quarter Charge                                                        (444)
                                                                        -----------
Pretax Income                                                            $ 1,323
                                  -------------------------------------------------
Segment Assets                      $ 1,184     $ 1,069      $    -      $10,584

Corporate Assets                                                           5,493

Total Assets                                                             $16,077
                                  -------------------------------------------------
Depreciation/Amonization            $    87     $    48      $   12      $ 1,136
                                  =================================================
Capital Expenditures                $    61     $    53      $   28      $ 1,887
                                  -------------------------------------------------

(/1/) 1998 income tax expense excludes a credit of $63 million related to the Third Quarter Charge.

                                                                                             (Stated in millions)
                                 ----------------------------------------------------------------------------------
                                                           Europe/       Other                    Elims/    Total
            1997                    NAM         LAM       CIS/W Afr.    Eastern       Camco       Other      OFS
                                 ----------------------------------------------------------------------------------
Revenue                             $2,129      $1,060      $2,412       $2,055      $  914      $  (11)     $8,559
                                 ==================================================================================
Operating Income                    $  263      $  151      $  454       $  493      $  104      $  (79)     $1,386

Income Tax Expense                     111          45          57          104          57           5         379
                                 ----------------------------------------------------------------------------------
Pretax Operating Income             $  374      $  196      $  511       $  597      $  161      $  (74)     $1,765
                                 ==================================================================================
Interest Income

Interest Expense                                $   (5)
                                             ==========
Pretax Income
                                 ==================================================================================
Segment Assets                      $1,502      $  988      $1,856       $1,592      $1,042      $  844      $7,824

Corporate Assets

Total Assets
                                 ==================================================================================
Depreciation/Amortization           $  187      $  100      $  255       $  213      $   62      $   68      $  885
                                 ==================================================================================
Capital Expenditures                $  297      $  281      $  386       $  337      $   96      $   52      $1,449
                                 ----------------------------------------------------------------------------------

                                                             (Stated in millions)
                                ---------------------------------------------------
                                                             Elims/
            1997                      RMS          T&T        Other   Consolidated
                                ---------------------------------------------------
Revenue                              $1,569      $1,066      $  349      $11,543
                                ---------------------------------------------------
Operating Income                     $   47      $   73      $ (130)     $ 1,376

Income Tax Expense                       24          30         (13)         420
                                ---------------------------------------------------
Pretax Operating Income              $   71      $  103      $ (143)     $ 1,796
                                ------------------------------------
Interest Income                                                               98

Interest Expense                                 $  (1)                      (89)
                                             ==========                 -----------
Pretax Income                                                            $ 1,805
                                ---------------------------------------------------
Segment Assets                       $1,219      $1,088      $    -      $10,131

Corporate Assets                                                           3,055
                                                                        -----------
Total Assets                                                             $13,186

Depreciation/Amortization            $   93      $   44      $   13      $ 1,035
                                ---------------------------------------------------
Capital Expenditures                 $   67      $   63      $   13      $ 1,592
                                ===================================================

                                                                                             (Stated in millions)
                                 ----------------------------------------------------------------------------------
                                                           Europe/       Other                    Elims/    Total
            1996                    NAM         LAM       CIS/W Afr.    Eastern       Camco       Other      OFS
                                 ----------------------------------------------------------------------------------
Revenue                             $1,613      $  791      $2,066       $1,660      $  765      $  (20)     $6,875
                                 ==================================================================================
Operating Income                    $  178      $  138      $  319       $  311      $   70      $  (96)     $  920

Income Tax Expense(/2/)                 29          35          42           69          38           5         218
                                 ----------------------------------------------------------------------------------
Pretax Operating Income             $  207      $  173      $  361       $  380      $  108      $  (91)     $1,138
                                 ==================================================================================
Interest Income

Interest Expense                                $   (5)
                                           ============
Unusual Items

Pretax Income
                                 ==================================================================================
Segment Assets                      $1,059      $  690      $1,780       $1,392      $  917      $  798      $6,636

Corporate Assets

Total Assets
                                 ==================================================================================
Depreciation/Amortization           $  178      $   71      $  246       $  198      $   55      $   48      $  796
                                 ==================================================================================
Capital Expenditures                $  210      $  171      $  284       $  326      $   62      $   35      $1,088
                                 ----------------------------------------------------------------------------------

                                                             (Stated in millions)
                                ---------------------------------------------------
                                                             Elims/
            1996                      RMS          T&T        Other   Consolidated
                                ---------------------------------------------------
Revenue                              $1,765      $  741      $  321       $9,702
                                ===================================================
Operating Income                     $   88      $   35      $ (124)     $   919

Income Tax Expense(/2/)                  23           -           -          241
                                ---------------------------------------------------
Pretax Operating Income              $  111      $   35      $ (124)     $ 1,160
                                ====================================
Interest Income                                                               73

Interest Expense                                 $   (1)                     (74)
                                               ============
Unusual Items                                                               (380)
                                                                        -----------
Pretax Income                                                            $   779
                                ===================================================
Segment Assets                       $1,389      $  970      $    -      $ 8,995

Corporate Assets                                                           2,277
                                                                        -----------
Total Assets                                                             $11,272
                                ===================================================
Depreciation/Amortization            $  102      $   31      $   12      $   941
                                ===================================================
Capital Expenditures                 $   78      $   39      $   15      $ 1,220
                                ---------------------------------------------------


 (/2/) 1996 income tax expense excludes (i) a credit of $22 million related to the Unusual Items and (ii) a credit of $360 million related to the US tax loss carry forward recognition.

Corporate assets largely comprise short-term and long-term investments.

During the three years ended December 31, 1998, no single customer accounted for more than 10% of consolidated revenue.

The accounting policies of the segments are the same as those described in the summary of accounting policies.

Oilfield Services' net income eliminations include certain headquarters administrative costs which are not allocated geographically, goodwill amortization, and certain costs maintained at the OFS level.

Nonoperating expenses, such as certain intersegment charges and interest expense (except as shown above) are not included in segment operating income.

The Company did not have revenue from third-party customers in its country of domicile during the last three years. In each of the three years, only revenue in the US exceeded 10% of Consolidated revenue. Revenue in the US in 1998, 1997 and 1996 was $3.4 billion, $3.5 billion and $2.8 billion, respectively.

Pension and Other Benefit Plans
-------------------------------

US Pension Plans

The Company and its US subsidiary sponsor several defined benefit pension plans that cover substantially all employees. The benefits are based on years of service and compensation on a career-average pay basis. These plans are substantially fully funded with a trustee in respect to past and current service. Charges to expense are based upon costs computed by independent actuaries. The funding policy is to contribute annually amounts that are allowable for federal income tax purposes. These contributions are intended to provide for benefits earned to date and those expected to be earned in the future.

The assumed discount rate, compensation increases and return on plan assets used to determine pension expense in 1998 were 7.5%, 4.5% and 9%, respectively. In 1997, the assumptions were 8%, 4.5% and 8.5%, respectively. In 1996, the assumptions were 7.5%, 4.5% and 8.5%, respectively.

Net pension cost in the US for 1998, 1997 and 1996, included the following components:

                                                            (Stated in millions)

                                              1998          1997          1996
                                              ----          ----          ----
Service cost-benefits
 earned during the period                     $ 39          $ 33          $ 31
Interest cost on projected
 benefit obligation                             68            61            55
Expected return on
 plan assets (actual
 return: 1998-$167;
 1997-$165; 1996-$99)                          (77)          (63)          (57)
Amortization of
 transition asset                               (2)           (2)           (2)
Amortization of prior
 service cost/other                              3             4             5
                                              ----          ----          ----
 Net pension cost                             $ 31          $ 33          $ 32
                                              ====          ====          ====


Effective January 1, 1998, the Company and its subsidiaries amended their pension plans to improve retirement benefits for retired employees. The funded status at December 31, 1997, reflects the amendment.

The change in the projected benefit obligation, plan assets and funded status of the plans at December 31, 1998 and 1997, was as follows:

                                                  (Stated in millions)
                                                 1998             1997
                                               ------            -----
Projected benefit obligation
  at beginning of the year                      $ 906             $776
Service cost                                       39               33
Interest cost                                      68               61
Actuarial losses                                   86               54
Benefits paid                                    (46)             (41)
Amendments                                          2               27
Special termination benefits                        9                -
Other                                             (4)              (4)
Projected benefit obligation                   ------            -----
  at end of the year                          $ 1,060             $906
                                               ------            -----
Plan assets at market value
  at beginning of the year                      $ 978             $835
Actual return on plan assets                      167              165
Employer contribution                              20               19
Benefits paid                                    (46)             (41)
Plan assets at market value                    ------            -----
  at end of the year                          $ 1,119             $978
                                               ------            -----
Excess of assets over
  projected benefit obligation                     59               72
Unrecognized net gain                           (198)            (203)
Unrecognized prior service cost                    50               59
Unrecognized net asset
  at transition date                              (4)              (5)
                                                -----             ----
Pension liability                               $(93)            $(77)
                                                =====             ====

Assumed discount rate, rate of compensation increases, and the expected long-term rate of return on plan assets used to determine the projected benefit obligations were 7%, 4.5%, and 9%, respectively, in 1998, and 7.5%, 4.5%, and 8.5% respectively, in 1997. Plan assets at December 31, 1998, consisted of common stocks ($722 million), cash or cash equivalents ($90 million), fixed income investments ($227 million) and other investments ($80 million). Less than 1% of the plan assets at December 31, 1998, were represented by Schlumberger Limited Common Stock.

Non-US Pension Plans

Outside the US, subsidiaries of the Company sponsor several defined benefit and defined contribution plans that cover substantially all employees who are not covered by statutory plans. For defined benefit plans, charges to expense are based upon costs computed by independent actuaries. These plans are substantially fully funded with trustees in respect to past and current service. For all defined benefit plans, pension expense was $17 million, $15 million and $16 million in 1998, 1997 and 1996, respectively. The only significant defined benefit plan is in the UK.

The assumed discount rate, compensation increases and return on plan assets used to determine pension expense in 1998 were 7.5%, 5% and 9%, respectively. In 1997, the assumptions were 8.0%, 5%, and 8.5%, respectively. In 1996, the assumptions were 7.5%, 5% and 8.5%, respectively.

Net pension cost in the UK plan for 1998, 1997 and 1996 (translated into US dollars at the average exchange rate for the periods), included the following components:

                                                           (Stated in millions)
                                              1998          1997          1996
                                              ----          ----          ----
Service cost-benefits
 earned during the period                     $ 18          $ 16          $ 13
Interest cost on projected
 benefit obligation                             18            15             9
Expected return on
 plan assets (actual
 return: 1998-$22;
 1997-$28; 1996-$37)                           (30)          (25)          (18)
Amortization of transition
 asset and other                                (6)           (5)           (3)
                                              ----          ----          ----
 Net pension cost                             $--           $  1          $  1
                                              ====          ====          ====

The change in the projected benefit obligation, plan assets and funded status of the plan (translated into US dollars at year-end exchange rates) was as follows:

                                                 (Stated in millions)
                                                1998              1997
                                              ------             -----
Projected benefit obligation
  at beginning of the year                      $239             $ 157
Service cost                                      18                16
Interest cost                                     18                15
Actuarial (gains) / losses                      (37)                23
Benefits paid                                    (9)               (7)
Acquisition                                        -                35
Projected benefit obligation                  ------             -----
  at end of the year                            $229              $239
                                              ------             -----
Plan assets at market value
  at beginning of the year                      $350              $283
Actual return on plan assets                      22                28
Employer contribution                              3                 5
Benefits paid                                    (9)               (7)
Acquisition                                        -                41
Plan assets at market value                   ------             -----
  at end of the year                            $366              $350
                                              ------             -----
Excess of assets over
  projected benefit obligation                   137               111
Unrecognized net gain                          (114)              (91)
Unrecognized prior service cost                    3                 3
Unrecognized net asset
  at transition date                             (4)               (4)
                                               -----              ----
Pension asset                                    $22               $19
                                               =====              ====

The assumed discount rate and rate of compensation increases used to determine the projected benefit obligation were 7% and 4%, respectively, in 1998, and 7.5% and 5%, respectively, in 1997; the expected long-term rate of return on plan assets was 9% in 1998 and 8.5% in 1997, respectively. Plan assets consisted of common stocks ($283 million), cash or cash equivalents ($9 million) and fixed income investments ($74 million). None of the plan assets represented Schlumberger Limited Common Stock.

For defined contribution plans, funding and cost are generally based upon a predetermined percentage of employee compensation. Charges to expense in 1998, 1997 and 1996, were $25 million, $25 million and $16 million, respectively.

Other Deferred Benefits

In addition to providing pension benefits, the Company and its subsidiaries have other deferred benefit programs. Expenses for these programs were $128 million, $127 million and $96 million in 1998, 1997 and 1996, respectively.

Health Care Benefits

The Company and its US subsidiary provide health care benefits for certain active employees. The cost of providing these benefits is recognized as expense when incurred and aggregated $54 million, $46 million and $42 million in 1998, 1997 and 1996, respectively. Outside the US, such benefits are mostly provided through government-sponsored programs.

Postretirement Benefits Other Than Pensions

The Company and its US subsidiary provide certain health care benefits to former employees who have retired under the US pension plans.

The principal actuarial assumptions used to measure costs were a discount rate of 7.5% in 1998 and 8% in 1997 and 1996. The overall medical cost trend rate assumption beginning December 31, 1996 was 9% graded to 5% over the next six years and 5% thereafter. Previously the overall assumption had been 10% graded to 6% over the next six years and 6% thereafter.

Net periodic postretirement benefit cost in the US for 1998, 1997 and 1996 included the following components:

                                                           (Stated in millions)
                                                 1998         1997         1996
                                                 ----         ----         ----
Service cost-benefits
 earned during the period                        $ 11         $  9         $ 13
Interest cost on accumulated
 postretirement benefit
  obligation                                       22           22           27
Amortization of unrecognized
 net gain and other                                (6)          (6)         --
                                                 ----         ----         ----
                                                 $ 27         $ 25         $ 40
                                                 ====         ====         ====

  The change in accumulated postretirement benefit obligation and funded status at December 31, 1998 and 1997 was as follows:

                                                 (Stated in millions)
                                                 1998             1997
                                               ------            -----
Accumulated postretirement
 benefit obligation
 at beginning of the year                      $  313             $298
Service cost                                       11                9
Interest cost                                      22               22
Actuarial (gains) / losses                         18              (5)
Benefits paid                                     (11)             (11)
Acquisition                                         1                -
Accumulated postretirement                     ------            -----
 benefit obligation
 at end of the year                               354              313
Unrecognized net gain                              74               97
Unrecognized prior service cost                     5                5
Postretirement benefit                          -----             ----
 liability at December 31                      $  433             $415
                                                =====             ====

The components of the accumulated postretirement benefit obligation at December 31, 1998 and 1997 were as follows:

                                                 (Stated in millions)
                                                1998             1997
                                              ------            -----
Retirees                                       $ 165            $ 154
Fully eligible                                    48               51
Actives                                          141              108
                                               -----             ----
                                               $ 354            $ 313
                                               =====             ====

The assumed discount rate used to determine the accumulated postretirement benefit obligation was 7.0% for 1998 and 7.5% for 1997.

If the assumed medical cost trend rate was increased by one percentage point, health care cost in 1998 would have been $33 million, and the accumulated postretirement benefit obligation would have been $416 million at December 31, 1998.

If the assumed medical cost trend rate was decreased by one percentage point, health care cost in 1998 would have been $22 million, and the accumulated postretirement benefit obligation would have been $305 million at December 31, 1998.

Supplementary Information
-------------------------

Operating revenue and related cost of goods sold and services comprised the following:

Year ended                                                        (Stated in millions)
  December 31,                                1998             1997             1996
                                          --------         --------          -------
Operating revenue
  Sales                                      $ 3,224          $ 3,273            $2,931
  Services                                     8,592            8,270             6,771
                                            --------         --------           -------
                                            $ 11,816         $ 11,543            $9,702
                                            ========         ========           =======
Direct operating costs
  Goods sold                                 $ 2,083           $2,136           $ 1,975
  Services                                     6,951            6,237             5,307
                                            --------         --------           -------
                                             $ 9,034          $ 8,373            $7,282
                                            ========         ========           =======

Cash paid for interest and income taxes was as follows:

Year ended                                                       (Stated in millions)
  December 31,                               1998              1997             1996
                                             ------            ------           -----
Interest                                     $151              $ 93             $ 78
Income taxes                                 $342              $323             $213


Accounts payable and accrued liabilities are summarized as follows:

                                                                   (Stated in millions)
December 31,                                                     1998              1997
                                                               ------             -----
Payroll, vacation and
  employee benefits                                             $ 582             $ 586
Trade                                                             820               928
Taxes, other than income                                          176               185
Other                                                             962               815
                                                              -------            ------
                                                               $2,540            $2,514
                                                              =======            ======

Interest and other income includes interest income, principally from short-term and long-term investments, of $171 million, $102 million and $76 million for 1998, 1997 and 1996, respectively.

                   Schlumberger Limited (Schlumberger N.V.)

            Proxy Solicitation on Behalf of the Board of Directors

                    Annual General Meeting of Stockholders


P        The undersigned, having received the Notice and Proxy Statement for the
     Annual General Meeting of Stockholders and the 1998 Annual Report to
R Stockholders, hereby appoints A.L.A. Bosnie, Jan A. Koning, and M.P. Webber-Dommisse and each of them, proxies, with the power of substitution,
O to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any other matters that may properly come
X before the Meeting, all my (our) shares of record of Schlumberger Limited (Schlumberger N.V.) at the Annual General Meeting of Stockholders to be
Y held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao, Netherlands Antilles on April 14, 1999, and at any adjournment or adjournments thereof.

     If no other indication is made, the proxies will vote FOR the election of the director nominees and FOR Proposals 2 and 3.


[ SEE REVERSE ]                                                [ SEE REVERSE ]
[    SIDE     ]   Continued and to be signed on reverse side   [    SIDE     ]

[ X ]  Please mark
       votes as in
       this example

    Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors' recommendations.
    Directors recommend a vote FOR items 1, 2 and 3.

    1. Election of 12 Directors

       Nominees:  D.E. Ackerman, D.E. Baird, J. Deutch, V.E. Grijalva
       D. Henderson, A. Levy-Lang, W.T. McCormick, Jr., D. Primat,
       N. Seydoux, L.G. Stuntz, S. Ullring, Y. Wakumoto

             FOR                         WITHHELD
             ALL    [   ]         [   ]  FROM ALL
          NOMINEES                       NOMINEES

          For, except vote withheld from the following nominees(s)

     [   ]________________________________________________________




                                                FOR     AGAINST    ABSTAIN
    2. Approval of Financials and Dividends    [   ]     [   ]      [   ]

    3. Approval of Auditors                    [   ]     [   ]      [   ]





    MARK HERE FOR THE ADDRESS CHANGE AND NOTE AT LEFT               [   ]


    Please sign names exactly as printed hereon. If signing as attorney, administrator, executor, guardian or trustee, please give full title as such. Please sign, date and return in the enclosed envelope.



Signature:_____________________________________ Date: ____________


Signature:_____________________________________ Date: ____________